Exhibit 99.1
hhgregg Announces Completion of Option Exchange Program

INDIANAPOLIS, May 2, 2013 (BUSINESS WIRE) - Indianapolis-based appliance and electronics leader hhgregg (NYSE:HGG) today announced that its Offer to Exchange Certain Options for New Options (the “Offer”), previously launched on April 2, 2013 and amended on April 17, 2013, expired at 11:59 p.m., Eastern Daylight Savings Time on Tuesday, April 30, 2013. Pursuant to the Offer, hhgregg accepted for cancellation eligible options to purchase an aggregate of 898,665 shares of its common stock from 58 participants, representing approximately 30.7% of the total shares of such common stock. On Wednesday, May 1, 2013, hhgregg granted new options to participants to purchase an equal number of shares of common stock in exchange for the cancellation of the tendered options. The exercise price per share of the New Options granted in the Offer to Exchange is $13.56, the closing price of hhgregg's Common Stock as reported by the New York Stock Exchange on May 1, 2013. To mark the completion of the Offer, on May 2, 2013, hhgregg filed a final amendment to its Schedule TO describing the results of the Offer.
About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, consumer electronics, home entertainment furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.
Contacts
hhgregg, Inc.
Andy Giesler, Vice President of Finance, 317-848-8710
investorrelations@hhgregg.com